Exhibit 99.1

Motive Announces Agreements in Principle to Settle Securities Litigation

AUSTIN, Texas—(BUSINESS WIRE)—Nov. 5, 2007—Motive, Inc. (OTC: MOTV), a leading provider of management software for broadband and mobile data services, announced today that the company has reached an agreement in principle to settle the securities class action litigation pending in U.S. District Court in the Western District of Texas (In re Motive, Inc. Securities Litigation). Additionally, the company has reached an agreement in principle to settle the shareholder derivative litigation pending in the same court (Adair v. Harmon, et al.).

With regard to the class action, the agreement in principle provides that all claims against the company and individuals named as defendants will be dismissed without presumption or admission of any liability or wrongdoing. Pursuant to the terms of settlement, Motive will pay to the plaintiff class a total of $7 million. The payment will be comprised of $4.5 million from insurance proceeds and $2.5 million from Motive. Additionally 2.5 million shares of the company’s stock will be issued by Motive for the benefit of the plaintiff class.

In the shareholder derivative litigation, the agreement in principle provides that the company will adopt certain governance provisions. All claims against the defendants will be dismissed without presumption or admission of any liability or wrongdoing. Additionally, the company will pay plaintiffs’ attorneys fees of $100,000 plus costs.

In connection with these agreements in principle, the company will take a charge of approximately $8 million for litigation and related expenses to the September 30, 2007 results. As such, the agreement in principle to settle will be reflected in the Company’s unaudited third quarter results to be filed on Form 8K on November 7, 2007.

“The settlement of these cases is an extremely important milestone in resolving the challenges faced by the company over the past several years and moving forward with our strategies for building the value of this business,” said Alfred Mockett, Motive’s chairman and chief executive officer. “We are extremely pleased to have reached these agreements in principle.”

The agreements in principle to settle these actions are conditioned upon the negotiation and execution of appropriate settlement documents between the parties, approval by the court and other factors. There is no assurance that the settlements will be completed. If the settlements are not completed, then the parties may attempt to reach agreement on other settlement terms or resume the litigation.

About Motive, Inc.

Motive provides service management software for broadband and mobile data services. Motive’s software is helping wireline, wireless, cable and satellite operators worldwide deliver a new generation of IP-based services that seamlessly integrate voice, video and data into a single, connected experience. With Motive, operators can leverage one service management platform to automate and remotely manage key customer touch points throughout the service lifecycle, across multiple services, networks and devices. The result is a consistent, unified experience for both customers and service providers that increases revenues from new and converged services, reduces fulfillment and support costs, and drives greater customer satisfaction and loyalty.

Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Forward-Looking Statements

This press release contains certain forward looking statements, within the meaning of the federal securities laws, which are identified by the use of the words “believes”, “expects”, “anticipates”, “will”, “contemplates”, “would”, “should”, “may”, “estimate”, “intend”, “plan” and similar expressions that contemplate future events. These forward-looking statements are subject to risks and uncertainties that could cause our actual results or performance to differ materially from that indicated in the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to timely complete the restatement of our historical financial results and timely complete our financial statements for the years ended December 31, 2005 and December 31, 2006 and for interim periods since December 31, 2006, the ability of our new independent accounting firm to complete its audits and reviews of our financial statements, our ability to complete and file our delinquent SEC reports, the fact that our historical financial results are not finalized and are subject to change, the outcome of an ongoing SEC investigation, the outcome of pending securities and shareholder derivative litigation if we are not able to complete the publicly announced settlement of same, and those additional risk factors and uncertainties discussed in our filings with the SEC, which are available at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this press release, and we assume no obligation to update any information contained in this press release.

CONTACT: Investors:

Motive, Inc.

Mike Fitzpatrick

512-531-1044 W

512-657-7782 M

Mike.Fitzpatrick@motive.com

or

Media:

The Torrenzano Group

Al Bellenchia

212-681-1700 W

917-670-6665 M

abellenchia@torrenzano.com